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                                                                    EXHIBIT 99.1

[WILLIAMS LOGO]

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JULY 22, 2002

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 WILLIAMS EXPECTS 2Q RESULTS TO BE SIGNIFICANTLY REDUCED BY CONDITIONS AFFECTING
                     MARKETING AND RISK MANAGEMENT BUSINESS

       COMPANY CUTS COMMON STOCK DIVIDEND; SEEKS SECURED FINANCING PACKAGE

TULSA, OKLA. -- Williams (NYSE:WMB) announced today it expects to report a recurring loss for the second quarter, largely driven by conditions affecting the company's marketing and risk management business. Also, the company significantly reduced its common stock dividend.

Williams expects a recurring loss from operations of 35 to 40 cents per share. The company's previous guidance for second-quarter recurring earnings was 20 to 25 cents per share.

For its reported results, which include non-recurring items, Williams currently estimates a second-quarter loss of 63 to 73 cents per share. The company will publish a schedule that reconciles reported to recurring results with its earnings report, which is scheduled July 29.

The company said its asset-intensive businesses - which include interstate natural gas pipelines, midstream operations and exploration and production - continued to meet performance expectations. In its marketing and risk management business, the majority of the expected recurring loss reflects a decline in the forward mark to market value of that segment's portfolio.

Not included in recurring results, but expected to be included in Williams' second-quarter reported results, is an estimated pre-tax charge of $210 million to $240 million. In addition to the effects of impairments of certain assets, the charge includes a write-off of costs associated with the termination of certain interstate natural gas pipeline projects; an anticipated additional write-down of receivables and claims included in the Williams Communications Group (OTC:WCGRU) bankruptcy; a partial write-down of marketing and risk management's goodwill resulting from deteriorating market conditions; and losses related to commitments made for certain assets to have been used on power projects.

The write-offs and impairments are the result of expected asset sales and reductions in capital spending to strengthen the company's balance sheet. The additional write-down of receivables and claims associated with the WCGRU bankruptcy represents Williams' best estimate of the effects of a restructuring plan that is expected to be filed with the bankruptcy court.


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Williams' board of directors approved a reduction of the third-quarter common stock dividend to one cent per share from 20 cents to conserve cash.

"Reducing our common stock dividend is one of a series of prudent and realistic steps we have taken and are taking to address our current business environment," said Steve Malcolm, chairman, president and CEO. "We will continually review our dividend policy, but for the foreseeable future, today's announcement represents the best course of action as we reposition the company and strengthen its finances to meet a more challenging operating environment.

"The right path for our company during this period of deteriorating market liquidity and continued credit concerns is to strengthen our finances and limit our exposure to the marketing and risk management business," he said.

As a part of that effort, Williams also announced it is in discussions to arrange new, secured bank facilities. Malcolm said the structure is designed to provide the company with maximum financial liquidity, given current market conditions.

Malcolm will discuss today's news with analysts at 10 a.m. Eastern. The discussion will be webcast on williams.com, both live and on-demand replay. Access to the discussion is available via a limited number of telephone lines as well: (800) 289-0468 (domestic) or (913) 981-5517 (international); request the Williams analyst conference call. Telephone replay will be available through July 30 by calling (888) 203-1112 domestic and (719) 457-0820 international; the passcode is 166940.

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Williams information is available at williams.com.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:

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
             Jim Gipson         Williams Media Relations       (918) 573-2111        jim.gipson@williams.com
           Jay Henderson       Williams Investor Relations     (918) 573-3879       jay.henderson@williams.com
           Richard George      Williams Investor Relations     (918) 573-3679      richard.george@williams.com
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